Exhibit 99.1

HCP ANNOUNCES APPOINTMENT OF BRIAN G. CARTWRIGHT TO BOARD OF DIRECTORS

LONG BEACH, CA – July 8, 2013 – HCP (NYSE:HCP) announced the appointment of Brian G. Cartwright to the Company’s Board of Directors. The Board determined that Mr. Cartwright qualifies as an independent director under the applicable NYSE and SEC requirements.  With the appointment of Mr. Cartwright, HCP’s Board has a total of nine members.

“We welcome Brian Cartwright as the newest member of our Board of Directors,” said Jay Flaherty, HCP’s Chairman and Chief Executive Officer.  “Brian’s wealth of experience and expertise in regulatory, risk management and corporate governance matters will serve as a tremendous asset to HCP.”

Mr. Cartwright is a Scholar in Residence at the Marshall School of Business at the University of Southern California.  From 2006 through 2009 he served as General Counsel of the United States Securities and Exchange Commission and from 2009 through 2011 he was a Senior Advisor to Latham & Watkins LLC.

Mr. Cartwright graduated from Yale University in 1967 with a B.S. in Intensive Physics, received his Ph.D. in Physics from the University of Chicago in 1971 and graduated from Harvard Law School in 1980 where he served as President of the Harvard Law Review.  From 1981-1982 he served as a law clerk to Associate Justice Sandra Day O’Connor on the United States Supreme Court.  Between 1982 and 2005 Mr. Cartwright was employed at Latham & Watkins LLC where he served in various senior management positions including Member of its Executive Committee.

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  The Company's portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospitals.  A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 28 consecutive years; and (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index.  For more information regarding HCP, visit the Company's website at www.hcpi.com.

Contact

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

562-733-5309

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